As Filed with the Securities and Exchange Commission on October 26, 2011

Registration No. 333-160787

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-3
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HUGHES Telematics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33860	26-0443717
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2002 Summit Boulevard, Suite 1800 Atlanta, Georgia 30319 (404) 573-5800 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Robert C. Lewis
General Counsel and Secretary
HUGHES Telematics, Inc.
2002 Summit Boulevard, Suite 1800
Atlanta, Georgia 30319
(404) 573-5800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Gregory A. Fernicola Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000

Approximate date of commencement of proposed sale to the public: As promptly as practicable after the effective date of this Registration Statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:   ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:   ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 under the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Post-Effective Amendment No. 1 on Form S-3 relates solely to the shares of common stock that were previously issued to the selling security holders upon consummation of the merger (the “Merger”) of Hughes Telematics, Inc. (“Old HTI”), a privately held company, with and into a wholly owned direct subsidiary of Polaris Acquisition Corp. (“Polaris”), a publicly held blank check company, with Old HTI as the surviving corporation, and the subsequent merger of Old HTI with and into Polaris, with Polaris as the surviving corporation. In connection with the Merger, Polaris changed its name from “Polaris Acquisition Corp.” to “HUGHES Telematics, Inc.” The shares of common stock previously issued to the selling security holders in connection with the Merger were initially registered by the registrant on a Registration Statement on Form S-1 (File No. 333-160787) which was declared effective by the Securities and Exchange Commission on August 11, 2009. This Post-Effective Amendment No. 1 on Form S-3 to the Registration Statement on Form S-1 is being filed to convert the Registration Statement on Form S-1 to a Registration Statement on Form S-3 and to reduce the number of shares of common stock covered by the Registration Statement on Form S-1 to reflect sales which have previously occurred under the Registration Statement on Form S-1 and the removal of certain selling security holders from the prospectus. All filing fees payable in connection with the registration of these securities were previously paid in connection with the filing of the Registration Statement on Form S-1 and Amendment No. 1 thereto.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until after the registration statement filed with the Securities and Exchange Commission (the “SEC”) is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 26, 2011
PROSPECTUS
HUGHES TELEMATICS, INC.
16,036,770 Shares of Common Stock
This prospectus relates to the offer for sale by the existing holders of our common stock named in this prospectus of 16,036,770 shares of our common stock, par value $0.0001 per share. These existing holders of our common stock are referred to as selling security holders throughout this prospectus.
All of the shares of common stock offered by this prospectus are being sold by the selling security holders. It is anticipated that the selling security holders will sell these shares of common stock from time to time in one or more transactions, in negotiated transactions or otherwise, at prevailing market prices or at prices otherwise negotiated. We will not receive any proceeds from the sales of shares of common stock by the selling security holders. We have agreed to pay all fees and expenses incurred by us incident to the registration of our common stock, including SEC filing fees. Each selling security holder will be responsible for all costs and expenses in connection with the sale of their shares of common stock, including brokerage commissions or dealer discounts.
Our common stock is currently traded on the Over-the-Counter Bulletin Board, commonly known as the OTC Bulletin Board, under the symbol “HUTC.” As of October 25, 2011, the closing sale price of our common stock was $4.75 per share.
Investing in our securities involves substantial risks. You should carefully consider the matters discussed under the section entitled “Risk Factors” on page 2 of this prospectus.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is	, 2011.

ABOUT THIS PROSPECTUS
This prospectus, which is part of a registration statement filed with the SEC, does not contain all of the information set forth or incorporated by reference in the registration statement or the exhibits filed therewith. Statements contained or incorporated by reference in this prospectus about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents. For further information with respect to us and the common stock offered by this prospectus, please see the registration statement, the exhibits filed with the registration statement and the documents incorporated by reference therein.
You should rely only on the information contained or incorporated by reference in this prospectus. No person is authorized to give any information or to make any representation other than those contained or incorporated by reference in this prospectus, and, if made, such information or representation must not be relied upon as having been given or authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful. The delivery of this prospectus will not, under any circumstances, create any implication that the information is correct as of any time subsequent to the date of this prospectus.
You should assume that the information contained or incorporated by reference in this prospectus, any prospectus supplement or other offering materials is accurate only as of the dates of those documents or documents incorporated by reference, as applicable. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

FORWARD-LOOKING STATEMENTS
We believe that some of the information in this prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends” and “continue” or similar words. You should read statements that contain these words carefully because they discuss future expectations, contain projections of future results of operations or financial condition, or state other “forward-looking” information.
We believe it is important to communicate our expectations to our stockholders. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors and cautionary language contained in this prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us in such forward-looking statements, including among other things:

•	expectations regarding our growth potential;

•	our financial performance;

•	slower than expected development of the telematics industry or any event that causes telematics to be less attractive to consumers;

•	the loss of our strategic relationship with Mercedes-Benz USA, LLC ("Mercedes-Benz");

•	the loss of our strategic relationship with State Farm Mutual Automobile Insurance Company ("State Farm") for the distribution of our In-Drive product and service offerings;

•	an inability to enter into a strategic relationship with additional automakers or distribution partners for our In-Drive products and services, thereby limiting our growth potential;

•	the introduction and proliferation of competitive products;

•	changes in technology;

•	an inability to achieve or sustain profitability;

•	difficulties with delays or quality control with our primary vendors;

•	failure to implement our short- or long-term growth strategies;

•	the cost of retaining and recruiting our key personnel or the loss of such key personnel;

•	risks associated with the expansion of our business in size and geography;

•	operational risk;

•	geopolitical events and regulatory changes;

•	changing interpretations of generally accepted accounting principles;

•	general economic conditions; and

•	litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on our resources.
 You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.
All forward-looking statements included herein are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.
You should be aware that the occurrence of the events described under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and the risk factors described in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), could have a material adverse effect on us.

ii

PROSPECTUS SUMMARY
This summary highlights information included or incorporated by reference in this prospectus. This summary may not contain all of the information that may be important to you. Before making an investment decision, you should read carefully this entire prospectus, any accompanying prospectus supplement and any other offering materials, together with the additional information described under the heading “Where You Can Find More Information” on page 13 of this prospectus.
Our Business
We are a telematics services company that provides a suite of real-time voice and data communications services and applications for use in vehicles and are developing additional applications for use within and outside of the automotive industry. These services are enabled through a state-of-the-art communications center designed and built to connect various mobile devices with content, services and call centers. Our system architecture enables us to manage the integration of these components and the associated service delivery in an efficient manner, allowing us to quickly adopt and implement new technologies and services.
Within the automotive industry, our communications center allows for two way voice and data communications to the vehicle and supports, among other things, critical safety and security services as well as location-based services and remote diagnostics. Since November 16, 2009, we have been the exclusive telematics service provider in the United States for all new vehicles sold by Mercedes-Benz, and we are now the preferred provider of telematics services for all Mercedes-Benz vehicles purchased prior to November 16, 2009. These services are marketed under the mbrace® brand and are enabled through a factory-installed hardware device in Mercedes-Benz vehicles. In addition, our In-Drive® solution offers services to consumers and other third parties through an aftermarket hardware device that we have developed and which we intend to distribute through relationships with companies and organizations with large customer bases for installation in existing vehicles. In August 2010, we entered into an agreement with State Farm to provide our In-Drive telematics services to certain customers of State Farm, and in August 2011, we entered into an agreement with AAA Club Partners to provide our In-Drive telematics services to certain customers of AAA Club Partners.  Through Networkfleet, Inc. (“Networkfleet”), our wholly owned subsidiary, we currently offer remote vehicle monitoring and other data services to support owners and operators of fleets of vehicles.
In May 2010, we broadened our connected services beyond the automotive market to include the mobile health and wellness industry with the formation of Lifecomm, LLC (“Lifecomm”), a majority owned subsidiary founded with QUALCOMM Incorporated (“Qualcomm”), a leader in developing and delivering innovative digital wireless communications products and services, and American Medical Alert Corp. (“AMAC”), a healthcare communications company dedicated to the provision of support services to the healthcare community. Lifecomm intends to design, develop, finance and operate a mobile personal emergency response service which will permit subscribers to initiate requests for emergency assistance services through a wearable device that is able to communicate information to and support voice interactions between the subscriber and an emergency assistance call center for purposes of dispatching first responders to the subscriber's location. We expect to launch the Lifecomm service offerings late in the fourth quarter of 2011.
On March 31, 2009, pursuant to the terms of the Agreement and Plan of Merger, dated June 13, 2008 (as amended and restated on November 10, 2008 and March 12, 2009, the “Merger Agreement”), Hughes Telematics, Inc. (“Old HTI”), a privately held company, and Polaris Acquisition Corp. (“Polaris”), a publicly held blank check company, consummated a merger (the “Merger”) whereby Old HTI merged with and into a wholly-owned direct subsidiary of Polaris with Old HTI as the surviving corporation, and immediately thereafter, Old HTI merged with and into Polaris, with Polaris as the surviving corporation. In connection with the Merger, Polaris changed its name from “Polaris Acquisition Corp.” to “HUGHES Telematics, Inc.”
As used in this prospectus, unless otherwise indicated, references to “we,” “us,” “our” and the “Company” refer to Old HTI for periods prior to the consummation of the Merger and refer to HUGHES Telematics, Inc. for periods following the consummation of the Merger.
Company Information
Our executive offices are located at 2002 Summit Boulevard, Suite 1800, Atlanta, Georgia 30319. Our website is located at http://www.hughestelematics.com, and our telephone number is (404) 573-5800.

RISK FACTORS
An investment in our securities involves significant risks, and should not be made by anyone who cannot afford to lose his or her entire investment. Before deciding to invest in our securities, you should consider the specific risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, before making an investment decision. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information” on page 13 of this prospectus.

THE OFFERING
Immediately prior to the consummation of the Merger, Polaris, the initial shareholders of Polaris, and certain security holders of Old HTI, including certain of the selling security holders, entered into a shareholders' agreement (the “Shareholders' Agreement”), which obligated us to file with the SEC a Registration Statement on Form S-1 (File No. 333-160787) to which the Post-Effective Amendment No. 1 on Form S-3, of which this prospectus forms a part, relates. Additionally, in connection with the private financings that we consummated between March 2008 and March 2009, we entered into an amended and restated co-sale and stock restriction agreement with the selling security holders (the “Co-Sale Agreement”) providing for “piggyback” registration rights. Pursuant to the Shareholders' Agreement and the Co-Sale Agreement, we registered the shares of common stock offered by certain of the selling security holders on the Registration Statement on Form S-1 and have filed the Post-Effective Amendment No. 1 on Form S-3, of which this prospectus forms a part, to convert the Registration Statement on Form S-1 to a Registration Statement on Form S-3 and to reduce the number of shares of common stock covered by the Registration Statement on Form S-1 to reflect sales which have previously occurred under the Registration Statement on Form S-1 and the removal of certain selling security holders from this prospectus.

Common stock offered by the selling security holders	Up to 16,036,770 shares of our common stock.(1)
Common stock outstanding prior to the offering	105,570,928(2)
Common stock to be outstanding after the offering	105,570,928(2)
Use of Proceeds	We will not receive any proceeds from the sales of shares of common stock by the selling security holders.
OTC Bulletin Board Symbol	Our common stock is currently traded on the OTC Bulletin Board under the symbol “HUTC.”

(1)
Refers to 16,036,770 shares of our common stock issued to the selling security holders upon consummation of the Merger in connection with certain financings that we consummated between March 2008 and March 2009. Of the 16,036,770 shares, 10,224,697 are earn-out shares that are being held in escrow and will be released to the selling security holders as Merger consideration in three tranches contingent upon our common stock meeting specified price targets over the five-year period following the closing of the Merger. The first tranche of 40%, or 4,089,879, of the earn-out shares will be released to the selling security holders if the trading price of our common stock equals or exceeds $20.00 (subject to adjustment) for any 20 trading days within a 30 trading-day period between the first and fifth anniversaries of the closing of the Merger. The second tranche of 30%, or 3,067,409, of the earn-out shares will be released to the selling security holders if the trading price of our common stock equals or exceeds $24.50 (subject to adjustment) for any 20 trading days within a 30 trading-day period between the second and fifth anniversaries of the closing of the Merger. The final tranche of 30%, or 3,067,409, of the earn-out shares will be released to the selling security holders if the trading price of our common stock equals or exceeds $30.50 (subject to adjustment) for any 20 trading days within a 30 trading-day period between the third and fifth anniversaries of the closing of the Merger. If a share price target is not met within its measurement period, the earn-out shares related to the missed share price target will be canceled by us and the selling security holders will be unable to sell such shares.

(2)	Based upon the total number of issued and outstanding shares as of October 25, 2011, including 58,498,131 earn-out shares.

USE OF PROCEEDS
We will not receive any proceeds from the sales of shares of common stock by the selling security holders.

PLAN OF DISTRIBUTION
We are registering 16,036,770 shares of common stock. As used in this prospectus, the term “selling security holders” includes pledgees, transferees or other successors-in-interest selling shares received from the selling security holders as pledgors, assignees, borrowers or in connection with other non-sale-related transfers after the date of this prospectus. This prospectus may also be used by transferees of the selling security holders, including broker-dealers or other transferees who borrow or purchase the shares to settle or close out short sales of shares of common stock. Selling security holders will act independently of us in making decisions with respect to the timing, manner and size of each sale or non-sale related transfer. We will not receive any of the proceeds from sales of shares of common stock by the selling security holders.
We expect that the selling security holders will sell their shares primarily through sales on the OTC Bulletin Board or any other stock exchange, market or trading facility on which our shares are traded or in private transactions. Sales of our common stock may be made at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices and may be effected by means of one or more of the following transactions, which may involve cross or block transactions:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	transactions in which broker-dealers may agree with one or more selling security holders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	underwritten offerings; or

•	a combination of any of the above or any other method permitted pursuant to applicable law.
The selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.
The selling security holders will have the sole discretion not to accept any purchase offer or make any sale of their shares of common stock if they deem the purchase price to be unsatisfactory at a particular time. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution, including the names of any broker-dealers, underwriters or agents.
Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser, in amounts to be negotiated. Selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.
In connection with sales of common stock, or interests therein, selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. Selling security holders may also engage in short sales, puts and calls or other transactions in our securities or derivatives of our securities and may sell and deliver shares in connection with these transactions.
Selling security holders and any underwriters, broker-dealers or agents involved in an arrangement to sell any of the offered shares may, under certain circumstances, be deemed to be “underwriters” with respect to securities they sell within the meaning of the Securities Act. Any profit on such sales and any discount, commission, concession or other compensation received by any such underwriter, broker-dealer or agent, may be deemed an underwriting discount and commission under the Exchange Act. No selling security holder has informed us that they have an agreement or understanding, directly or indirectly, with any person to distribute the common stock. If a selling security holder should notify us that they have a material arrangement with a broker-dealer for the resale of their shares, we may be required to amend the registration statement of which this prospectus forms a part, and file a prospectus supplement to describe the agreement between the selling security holder and broker-dealer, underwriter or agent, provide required information regarding the plan of distribution, and otherwise revise the disclosure in this prospectus as needed. If required, we would also file the agreement between the selling security holder and the broker-dealer as an exhibit to the post-effective amendment to the registration statement, of which this prospectus forms a part.
We have agreed to pay all fees and expenses incurred by us incident to the registration of our common stock, including SEC filing fees. Each selling security holder will be responsible for all costs and expenses in connection with the sale of their shares of common stock, including brokerage commissions or dealer discounts. Selling security holders will be indemnified by us against certain losses, claims, damages and liabilities, including certain liabilities under the Securities Act.
There can be no assurance that the selling security holders will sell any or all of the shares of common stock pursuant to the registration statement of which this prospectus forms a part.
Selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of common stock by them. The foregoing may affect the marketability of such securities. To comply with the securities laws of certain jurisdictions, if applicable, the common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.
Selling security holders and other persons participating in the sale or distribution of the shares of common stock offered hereby will be subject to applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including, without limitation, to the extent applicable, Regulation M. With certain exceptions, Regulation M restricts certain activities of, and limits the timing of purchases and sales of, any of the shares by selling security holders, affiliated purchasers and any broker-dealer or other person who participates in the sale or distribution. Under Regulation M, these persons are precluded from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security subject to the distribution until the distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of these limitations may affect the marketability of the shares offered by this prospectus.
Other than Crescent 1, L.P., CRS Fund, Ltd., Cyrus Opportunities Master Fund II, Ltd., Cyrus Select Opportunities Master Fund, Ltd. and Lazard Frères & Co. LLC, which we have been informed are broker-dealers or affiliates of a broker-dealer, to our knowledge, no selling security holder is a broker-dealer or an affiliate of a broker-dealer. We have been informed that each selling security holder that is a broker-dealer or an affiliate of a broker-dealer purchased its shares in the ordinary course of business and, at the time of the purchase of the shares to be resold pursuant to this prospectus, such selling security holder had no agreements or understandings, directly or indirectly, with any person to distribute such shares.

SELLING SECURITY HOLDERS
Pursuant to the Shareholders' Agreement and the Co-Sale Agreement executed in connection with the Merger and the private financings that we consummated between March 2008 and March 2009, we filed a Registration Statement on Form S-1 (File No. 333-160787) with the SEC under the Securities Act to register the shares of common stock offered by certain of the selling security holders and have filed the Post-Effective Amendment No. 1 on Form S-3, of which this prospectus forms a part, to convert the Registration Statement on Form S-1 to a Registration Statement on Form S-3 and to reduce the number of shares of common stock covered by the Registration Statement on Form S-1 to reflect sales which have previously occurred under the Registration Statement on Form S-1 and the removal of certain selling security holders from this prospectus. See “Description of Securities-Shareholders' Agreement.” Up to 16,036,770 shares of our common stock are being offered by this prospectus, all of which are being registered for sale for the accounts of the selling security holders. The shares of common stock are being registered to permit public sales of the shares, and the selling security holders may offer the shares for resale from time to time pursuant to this prospectus. The selling security holders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares. We may from time to time include additional selling security holders in amendments to this prospectus.
In connection with the Merger, on March 31, 2009, we entered into an escrow agreement (the “Escrow Agreement”), with Communications Investors, LLC ("Communications LLC") (in its capacity as representative of the holders of shares of Old HTI common stock), Trivergance, LLC (in its capacity as representative of our initial stockholders) and Continental Stock Transfer & Trust Company (in its capacity as escrow agent). Communications LLC, our controlling stockholder, is an affiliate of Apollo Global Management, LLC. As of the date hereof, 58,498,131 shares of common stock, including 10,224,697 shares held by the selling security holders, are held in escrow subject to the terms of the Escrow Agreement, pending the satisfaction of certain earn-out targets.
The table below sets forth certain information regarding the selling security holders and the shares of our common stock offered by them in this prospectus. For the purposes of the shares being offered hereby, we have assumed that all of the earn-out targets in the Escrow Agreement are met and all of the earn-out shares are released to the selling security holders. However, shares that were issued into escrow are subject to the applicable earn-out target. Until the escrowed shares are released from escrow, such shares cannot be sold by the selling security holders.
Because each selling security holder may offer all, some or none of the shares it holds, no definitive estimate as to the number of shares that will be held by each selling security holder after the offering can be provided. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling security holders. The selling security holders have not had a material relationship with us within the past three years other than as described in the footnotes to the table below or as a result of their acquisition of our shares or other securities. Other than Crescent 1, L.P., CRS Fund, Ltd., Cyrus Opportunities Master Fund II, Ltd., Cyrus Select Opportunities Master Fund, Ltd. and Lazard Frères & Co. LLC, which we have been informed are broker-dealers or affiliates of a broker-dealer, to our knowledge, no selling security holder is a broker-dealer or an affiliate of a broker-dealer. We have been informed that each selling security holder that is a broker-dealer or an affiliate of a broker-dealer purchased its shares in the ordinary course of business and, at the time of the purchase of the shares to be resold pursuant to this prospectus, such selling security holder had no agreements or understandings, directly or indirectly, with any person to distribute such shares.
Beneficial ownership is determined in accordance with the rules of the SEC. Each selling security holder's percentage of ownership of our outstanding shares in the table below is based upon 105,570,928 shares of common stock outstanding as of October 25, 2011.

Selling Security Holder	Number of Shares Beneficially Owned Before Offering (Including Earn-out Shares)	Number of Shares Beneficially Owned Before Offering (Excluding Earn-out Shares)	Number of Shares Being Registered(1)	Number of Shares Beneficially Owned After Offering(2)	Percentage of Shares Beneficially Owned After Offering(2)
PLASE HT, LLC(3)	11,529,406	9,419,073	3,402,993	8,126,413	7.5%
Crescent 1, L.P.(4)	406,580	114,836	378,854	27,726	—%
CRS Fund, Ltd.(4)	458,459	129,489	427,194	31,265	—%
Cyrus Opportunities Master Fund II, Ltd.(4)	1,650,432	464,868	1,539,555	110,877	—%
Cyrus Select Opportunities Master Fund, Ltd.(4)	77,672	21,812	72,540	5,132	—%
Granite Creek FlexCap I, L.P.(5)	338,818	28,485	310,333	28,485	—%
Hartford Growth Opportunities HLS Fund(6)(7)	2,413,000	1,363,000	1,750,000	663,000	—%
Hughes Communications, Inc.(8)	3,250,000	1,300,000	3,250,000	0	—%
Lazard Frères & Co. LLC(9)	91,184	91,184	91,184	0	—%
The Hartford Capital Appreciation II Fund(7)(10)	676,091	376,091	500,000	176,091	—%
The Hartford Growth Opportunities Fund(7)(11)	4,911,500	2,511,500	4,000,000	911,500	—%
Trivergance, LLC(12)	346,943	105,050	314,117	32,826	—%

(1)	Assumes that all of the earn-out targets are met and that all of the earn-out shares are released to the selling security holders.

(2)
Represents the number or percentage of shares, as applicable, that will be held by the selling security holders after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus forms part will be sold and (b) no other shares of our common stock are acquired or sold by the selling security holders prior to completion of this offering. However, the selling security holders may sell all, some or none of the shares offered pursuant to this prospectus and may sell other shares of our common stock or warrants that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares or warrants pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144.

(3)
Includes 3,000,000 shares of common stock issuable upon the exercise of warrants that are exercisable within 60 days. Does not include 53,814,291 shares of common stock held of record by Communications LLC. Apollo Investment Fund V (PLASE), L.P. (“AIF V PLASE”) has been delegated management authority for PLASE HT, LLC. Apollo Management V, L.P. (“Management V”) is the manager of each of Communications LLC and AIF V PLASE. Apollo Advisors V, L.P. (“Advisors V”) is the general partner of AIF V PLASE. Apollo Capital Management V, Inc. (“Capital Management V”) is the general partner of Advisors V. Apollo Principal Holdings I, L.P. (“Principal Holdings”) is the sole stockholder of Capital Management V, and Apollo Principal Holdings I GP, LLC (“Apollo Principal GP”) is the general partner of Principal Holdings. AIF V Management LLC (“AIF V Management”) is the general partner of Management V. Apollo Management, L.P. (“Apollo Management”) is the sole member and manager of AIF V Management. Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo Management. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Management GP. Apollo Management Holdings GP, LLC (“Holdings GP”) is the general partner of Management Holdings. Leon Black, Joshua Harris and Marc Rowan are the principal executive officers and managers of Apollo Principal GP and Holdings GP, and as such may be deemed to have voting and/or dispositive powers with respect to the shares owned by PLASE HT, LLC and Communications LLC, respectively. Communications LLC, each of the Apollo investment managers and advisors described herein, and each of Messrs. Black, Harris and Rowan disclaim beneficial ownership of any shares of common stock owned or to be received by PLASE HT, LLC, except to the extent of any pecuniary interest therein.

(4)
Cyrus Capital Partners, L.P. (“CCP”) is the investment manager of Crescent 1, L.P., CRS Fund, Ltd., Cyrus Opportunities Master Fund II, Ltd. and Cyrus Select Opportunities Master Fund, Ltd and has investment power over the shares. Cyrus Capital Partners GP, L.L.C. (“CCPGP”) is the general partner of CCP. Stephen C. Freidheim is the sole managing member of CCPGP and has sole voting or dispositive power over the shares. CCP, CCPGP and Mr. Freidheim disclaim beneficial ownership of the shares except to the extent of their pecuniary interests therein.

(5)
Does not include 58,827 shares of common stock and 108,000 shares of common stock issuable upon the exercise of warrants that are exercisable within 60 days which are held by Granite Creek Partners, L.L.C. (“GCP LLC”). GCP LLC is the manager of Granite Creek GP FlexCap I, L.P. (“GCGP”).  Granite Creek GP FlexCap I, L.L.C. is the general partner and manager of Granite Creek FlexCap I, L.P. (“GCFC”). Brian Boorstein, Peter Lehman and Mark Radzik are the managing members of GCP LLC and as such may be deemed to exercise the voting and/or dispositive powers with respect to the shares owned by GCFC.  Brian Boorstein, a manager and member of Granite Creek GP FlexCap I, L.L.C., the manager of GCFC, served as a director of Polaris.

(6)	OYSTERCHART & CO. is the record holder of such shares and holds such shares as nominee of the custodian on behalf of Hartford Growth Opportunities HLS Fund.

(7)
Wellington Management Company, LLP (“Wellington Management”) is the investment adviser for Hartford Growth Opportunities HLS Fund, The Hartford Capital Appreciation II Fund and The Hartford Growth Opportunities Fund. Wellington Management is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington Management, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

(8)
Does not include 50,000 shares of common stock held by Hughes Network Systems, LLC, a wholly owned subsidiary of Hughes Communications, Inc. Hughes Communications, Inc. is a wholly owned subsidiary of EH Holding Corporation. EH Holding Corporation is a wholly owned subsidiary of EchoStar Corporation, a publicly held entity. Apollo Global Management, LLC, an affiliate of our controlling stockholder, Communications LLC, was the controlling stockholder of Hughes Communications, Inc. prior to June 8, 2010. Jeffrey A. Leddy, our Chief Executive Officer and a member of our board of directors, and Andrew D. Africk and Aaron J. Stone, both members of our board of directors and senior partners of Apollo Global Management, LLC, were members of the board of directors of Hughes Communications, Inc. prior to June 8, 2010.

(9)	Lazard Frères & Co. LLC is a subsidiary of publicly-traded Lazard Ltd.

(10)	BARNICLEWIND & CO. is the record holder of such shares and holds such shares as nominee of the custodian on behalf of The Hartford Capital Appreciation II Fund.

(11)	WATCHRIVER & CO. is the record holder of such shares and holds such shares as nominee of the custodian on behalf of The Hartford Growth Opportunities Fund.

(12)	Trivergance, LLC is a limited liability company that is controlled by Marc V. Byron, a member of our board of directors, and Lowell D. Kraff, a former executive officer and director of Polaris.

DESCRIPTION OF SECURITIES
Common Stock
Authorized and Outstanding
We are authorized to issue up to 155,000,000 shares of common stock, par value $0.0001 per share, of which 105,570,928 shares are outstanding as of the date of this prospectus.
Voting Rights
Holders of our common stock have the right to cast one vote for each share of common stock in their name on our books, whether represented in person or by proxy, on all matters submitted to a vote of holders of common stock, including election of directors. There is no right to cumulative voting in election of directors. Except where a greater requirement is provided by statute, by our certificate of incorporation or by-laws, the presence, in person or by proxy duly authorized, of one or more holders of a majority of the outstanding shares of our common stock constitutes a quorum for the transaction of business. The vote by the holders of a majority of outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of our certificate of incorporation.
Dividends
Although there are no restrictions in our certificate of incorporation or by-laws that prevent us from declaring dividends, we have not declared any dividends to date and do not plan to declare any dividends in the foreseeable future. Our ability to pay dividends is subject to the terms of our debt agreements which, among other things, limit the amount of dividends we may pay.
Preemptive Rights
Holders of our common stock are not entitled to preemptive rights, and no redemption or sinking fund provisions are applicable to our common stock. All outstanding shares of our common stock are, and the shares of common stock sold in the offering will when issued, be fully paid and non-assessable.
Preferred Stock
We are authorized to issue up to 10,000,000 shares of preferred stock, par value $0.0001 per share. No shares of preferred stock are outstanding as of the date of this prospectus.
Units and Warrants
Sponsor Warrants and IPO Warrants
On January 17, 2008, we completed our initial public offering of 15,000,000 units at $10.00 per unit. Each unit consists of one share of our common stock, $0.0001 par value, and one redeemable common stock purchase warrant (the “IPO Warrants”). In conjunction with the consummation of the initial public offering, we sold an aggregate of 4,500,000 warrants (the “Sponsor Warrants” and, together with the IPO Warrants, the “Polaris Warrants”) to certain existing stockholders on a private placement basis at a price of $1.00 per warrant, for an aggregate price of $4.5 million. Each Polaris Warrant entitles the holder to purchase from us one share of common stock at an exercise price of $7.00. The Polaris Warrants expire on January 10, 2012 at 5:00 p.m., New York City time, or upon earlier redemption by us: (i) in whole and not in part; (ii) at a price of $0.01 per Polaris Warrant at any time after the Polaris Warrants become exercisable; (iii) upon not less than 30 days' prior written notice of redemption; and (iv) if, and only if, the reported last sale price of the common stock equals or exceeds $14.25 per share, for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption. The right to exercise the Polaris Warrants will be forfeited unless they are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Polaris Warrant will have no further rights except to receive the redemption price for such holder's Polaris Warrant upon surrender of such Polaris Warrant.
The Sponsor Warrants are identical to the IPO Warrants except that, if the IPO Warrants are called for redemption, the Sponsor Warrants will be exercisable on a cashless basis so long as they are still held by the original holders or their affiliates. If the original holders retain any Sponsor Warrants and take advantage of this option, they would pay the exercise price by surrendering their Sponsor Warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the Sponsor Warrants, multiplied by the difference between the exercise price of the Sponsor Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to holders of Polaris Warrants.
The exercise price and number of shares of common stock issuable on exercise of the Polaris Warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the Polaris Warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.
The Polaris Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of Continental Stock Transfer & Trust Company, as warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Polaris Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
No Polaris Warrants will be exercisable and we will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the common stock issuable upon exercise of the Polaris Warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the Polaris Warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the Polaris Warrants may have no value, the market for the Polaris Warrants may be limited, and they may expire worthless.
No fractional shares will be issued upon exercise of the Polaris Warrants. If, upon exercise of the Polaris Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.
As of October 25, 2011, there were Polaris Warrants outstanding to purchase an aggregate of 16,743,180 shares of common stock at a price of $7.00 per share.
Second Lien Warrants
On December 17, 2009, we entered into a credit agreement (the “Second Lien Credit Agreement”) with PLASE HT, LLC ("PLASE HT") as administrative agent, collateral agent and original lender, pursuant to which we issued, for aggregate consideration of $15.0 million, second lien term indebtedness due October 1, 2013 with an original principal amount of $15.0 million and a warrant to purchase 3,000,000 shares of common stock at an exercise price of $6.00 per share (the “Second Lien Warrants”). The Second Lien Warrants expire on December 17, 2014 at 5:00 p.m., New York City time. As a result of the private placement completed on May 13, 2010, the exercise price of the Second Lien Warrants was adjusted to $5.99 per share.
On February 7, 2011, we entered into an incremental loan commitment agreement with a group of investors pursuant to which the investors made loans in the aggregate principal amount of approximately $5.0 million under the Second Lien Credit Agreement. In connection with the issuance of the loans, we issued the investors Second Lien Warrants to purchase an aggregate of 1,000,000 shares of our common stock at an exercise price of $5.99 per share.
The Second Lien Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at our offices, with the notice of exercise duly executed and accompanied by full payment of the exercise price for the number of shares of common stock being purchased pursuant to such Second Lien Warrant. The holder may elect to pay such exercise price in (i) cash, good certified check or good bank draft payable to us, (ii) shares of common stock with an aggregate “fair market value” equal to the exercise price or (iii) the form of notes payable or other indebtedness issued by us, which shall be cancelled, in a principal amount, plus accrued and unpaid interest thereon to and including the date of exercise, equal to the exercise price. Alternatively, the holder may elect to “net exercise” a Second Lien Warrant by agreeing to accept that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying such Second Lien Warrant, multiplied by the difference between the exercise price of the Second Lien Warrant and the fair market value by (y) the exercise price of the Second Lien Warrant. As used in the warrant agreement governing the Second Lien Warrants, “fair market value” shall mean the volume weighted average trading price of the common stock for the 20 most recent trading days on which sales have occurred ending on the third trading day prior to the date on which the Second Lien Warrant is exercised.
The exercise price and number of shares of common stock issuable on exercise of the Second Lien Warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. In the event we issue any shares of common stock or other securities convertible into or exchangeable for common stock (in each case, other than an issuance of “excluded securities” as defined in the warrant agreement) at a purchase price per share below fair market value, the exercise price of the Second Lien Warrants may also be adjusted downward to a price equal to the price obtained by multiplying (x) the exercise price in effect immediately prior to the issuance of such common stock or other securities, by (y) a fraction of which (i) the numerator shall be the sum of (a) the number of shares of common stock outstanding on a fully diluted basis immediately prior to such issuance and (b) the number of additional shares of common stock which the aggregate consideration for the number of shares of common stock so offered would purchase at fair market value and (ii) the denominator shall be the number of shares of common stock outstanding on a fully diluted basis immediately after such issuance.
The warrant holders do not have the rights or privileges of holders of common stock or any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Second Lien Warrants, each holder will be entitled to one vote for each share of common stock held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the Second Lien Warrants. If, upon exercise of the Second Lien Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.
As of October 25, 2011, there were Second Lien Warrants outstanding to purchase an aggregate of 4,000,000 shares of common stock at a price of $5.99 per share.
Shareholders' Agreement
Immediately prior to the consummation of the Merger, Polaris, the initial shareholders of Polaris, and certain security holders of Old HTI, including those selling security holders who were holders of Old HTI's Series B Convertible Preferred Stock (“Series B Shareholders”), entered into a Shareholders' Agreement (the "Shareholders' Agreement").
Additionally, Polaris' initial stockholders and holders of Old HTI's common stock agreed not to transfer, as applicable, (i) any earn-out shares placed in escrow by Polaris' initial stockholders pursuant to the Escrow Agreement or (ii) any earn-out shares, including shares of our common stock underlying earn-out options, issued to them in the Merger and placed in escrow pursuant to the Escrow Agreement, until:

•
with respect to shares released from escrow between the first and second anniversaries (including the second anniversary) of the closing of the Merger, upon the achievement of the share price target for the first tranche of earn-out shares, one year following the distribution of these securities from escrow; and

•
with respect to any other shares released from escrow (including sponsor earn-out shares and earn-out shares in the first tranche that are not released on or before the second anniversary of the closing of the Merger), the earlier of (i) six months following the distribution of these shares from escrow and (ii) the fifth anniversary of the closing of the Merger.

All of the former holders of Old HTI's common stock are subject to these transfer restrictions except for one non-employee, unaffiliated stockholder of Old HTI, who owned fewer than 50,000 shares of our common stock at the closing of the Merger (including earn-out shares). Parties to the Shareholders' Agreement may vote the earn-out shares and sponsor earn-out shares, as applicable, without restriction while they remain in escrow.
The parties to the Shareholders' Agreement agreed that in the event Marc V. Byron, one of our directors, resigns, is removed, or is unable to serve on our board of directors while earn-out shares remain in escrow (the “escrow period”), we will nominate a replacement designated by Polaris' initial stockholders (as determined by a majority-in-interest of such stockholders) and parties to the Shareholders' Agreement will vote their shares in favor of Marc V. Byron or a replacement director designated by Polaris' initial stockholders until the earlier of (i) the termination of the escrow period and (ii) the date when Polaris' initial stockholders hold less that 50% of the outstanding shares of our common stock held by Polaris' initial stockholders at the closing of the Merger.
The Shareholders' Agreement also provides for certain registration rights beginning after the expiry of the applicable transfer restrictions for the shares of our common stock issued to the Series B Shareholders and holders of Old HTI's common stock in the Merger, the shares of our common stock held by Polaris' initial stockholders, the Sponsor Warrants and shares of Polaris common stock underlying such warrants (the “registerable securities”). Under the Shareholders' Agreement, the Series B Shareholders, former holders of Old HTI's common stock and Polaris' initial stockholders are afforded demand rights, shelf registration rights and “piggyback” rights.
 Pursuant to the Shareholders' Agreement, we filed a Registration Statement on Form S-1 (File No. 333-160787) to register all of the shares of our common stock received by the Series B Shareholders in connection with the Merger and filed the Post-Effective Amendment No. 1 on Form S-3, of which this prospectus forms a part, to convert the Registration Statement on Form S-1 to a Registration Statement on Form S-3 and to reduce the number of shares of common stock covered by the Registration Statement on Form S-1 to reflect sales which have previously occurred under the Registration Statement on Form S-1 and the removal of certain selling security holders from this prospectus. Additionally, the Series B Shareholders are entitled to “piggyback” registration rights and are separately entitled to two demand registrations and may demand an underwritten offering.
The former holders of Old HTI's common stock holding a majority-in-interest of the such stockholders' registerable securities and Polaris' initial stockholders holding a majority-in-interest of such stockholders' registerable securities will be able to make written demands to us to register all or any portion of their respective registerable securities at any time after the expiry of the applicable transfer restrictions and will also be able to make shelf takedown demands for their respective registerable securities at any time after we have become eligible to file registration statements on Form S-3 and after the expiry of the applicable transfer restrictions. We are not required to (i) effect more than two demand registrations and two shelf takedown demands initiated by Polaris' initial stockholders or four demand registrations and four shelf takedown demands initiated by former holders of Old HTI's common stock or (ii) effect a demand registration or shelf takedown for Polaris' initial stockholders if the value of registerable securities in the proposed registration or shelf takedown is less than $2.0 million, or effect a demand registration or shelf takedown for the former holders of Old HTI's common stock if the value of registerable securities in the proposed registration or shelf takedown is less than $20.0 million. The demand notice and demand registration are subject to customary limitations on demands, cutbacks, withdrawals and underwriters. Former holders of Old HTI's common stock and Polaris' initial stockholders will have unlimited “piggyback” rights after the expiry of the applicable transfer restrictions, subject to customary restrictions. Securities will cease to be registerable pursuant to the Shareholders' Agreement once they are saleable under Rule 144 and not subject to the volume restrictions therein.
We agreed to indemnify the parties to the Shareholders' Agreement from any losses arising out of, or based upon, any untrue statement of a material fact contained in any registration statement or prospectus, any omission to state a material fact therein or necessary to make the statements therein not misleading or any violation by us of the Securities Act. However, the SEC has taken the position that indemnification for liabilities arising under the Securities Act of 1933 is against public policy and unenforceable. The Shareholders' Agreement will terminate (i) with respect to the former security holders of Old HTI, on the date when the former security holders of Old HTI together hold less than 10% of the outstanding our common stock, and (ii) with respect to all parties, on the date of a change of control of our company. The registration rights of the former security holders of Old HTI and Polaris' initial stockholders, as applicable, will survive until such holders no longer own any of our common stock (or, with respect to Polaris' initial stockholders, any warrants). The indemnification provisions will survive the termination of the Shareholders' Agreement.
Registration Rights Agreements
In connection with the issuance of our Second Lien Credit Agreement, we entered into a registration rights agreement with PLASE HT, dated as of December 17, 2009, pursuant to which we granted PLASE HT customary “piggyback” registration rights.
In connection with the private placements we consummated on December 28, 2009, May 13, 2010, February 7, 2011 and October 7, 2011, we entered into registration rights agreements with the respective purchasers requiring that, among other things, we register the resale of the shares of common stock sold in such private placements. Such registration statements (File Nos. 333-164930, 333-168198, 333-173965 and 333-177271) were declared effective by the SEC on April 16, 2010, August 18, 2010, May 12, 2011 and October 20, 2011, respectively.
Stock Incentive Plans
Our 2006 Stock Incentive Plan (the “2006 Plan”) provides for share-based compensation awards, including incentive stock options, non-qualified stock options and share awards, to our officers, employees, non-employee directors and non-employee consultants. There are 3,047,900 shares of common stock authorized for issuance under the 2006 Plan. The 2006 Plan is administered by the compensation committee of our board of directors which determines eligibility, amount, and other terms and conditions of awards. Options awarded under the 2006 Plan generally have a term of ten years and an exercise price equal to or greater than the fair value of the underlying shares of common stock on the date of grant. Generally, half of each award vests in equal parts over a period of three years of continued employment or service with us. The remaining half of each award vests upon the achievement of certain pre-established performance goals set by our board of directors. In the event an option holder's service to us is terminated for either (i) other than good reason, as defined in the 2006 Plan, before the fifth anniversary of the holder's service to us or (ii) cause, we may repurchase any stock obtained through the exercise of a stock option within 180 days of such holder's termination date at a price equal to the lesser of the fair market value of the stock on the date of termination or the exercise price of the stock option. In the event an option holder's service to us is terminated for any of (i) good reason, as defined in the 2006 Plan, (ii) other than cause or (iii) following the fifth anniversary of such holder's service to us, we may repurchase any stock obtained through the exercise of a stock option within 180 days of such holder's termination date at a price equal to the fair market value of the stock on the date of termination.

Our 2009 Equity and Incentive Plan (the “2009 Plan”) provides for the grant of share-based awards, including restricted common stock, restricted stock units, stock options, stock appreciation rights and other share based awards, as well as cash bonuses and long-term cash awards to our directors, officers, employees, advisors and consultants who are selected for participation in the 2009 Plan. There are 2,500,000 shares of common stock authorized for issuance under the 2009 Plan. The 2009 Plan is administered by the compensation committee of our board of directors which determines eligibility, amount, and other terms and conditions of awards.
Transfer Agent
Our transfer agent is Continental Stock Transfer & Trust Company.

LEGAL MATTERS
The validity of the securities offered in this prospectus was passed upon for us by Robert C. Lewis, Esq., our general counsel and secretary. Mr. Lewis presently holds (i) stock options to purchase an aggregate of 60,958 shares of our common stock under the 2006 Plan, (ii) 28,000 shares of our restricted common stock and a stock option to purchase 90,000 shares of our common stock, each issued under the 2009 Plan and (iii) 38,479 shares of our common stock.
EXPERTS
The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the annual report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
WHERE YOU CAN FIND MORE INFORMATION
We file reports and other information with the SEC. These reports and other information can be read and copied at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet website at http://www.sec.gov that contains reports, information statements and other information regarding companies that file electronically with the SEC, including us.
This prospectus is part of a registration statement filed by us with the SEC. The full registration statement can be obtained from the SEC as indicated above, or from us.
The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the SEC subsequent to this prospectus and prior to the termination of the particular offering referred to in such prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which have been filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on March 16, 2011;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2011 and June 30, 2011 filed with the SEC on May 10, 2011 and August 9, 2011, respectively;

•	Our Current Reports on Form 8-K filed with the SEC on February 8, 2011 and October 12, 2011; and

•	Our Registration Statement on Form 8-A filed with the SEC on July 29, 2009.
In addition, any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference herein.
We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the documents which are incorporated by reference to this prospectus but not delivered with this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents).
Requests may be made by writing us at HUGHES Telematics, Inc., Attention: Office of the General Counsel, 2002 Summit Boulevard, Suite 1800, Atlanta, Georgia 30319 or by calling us at (404) 573-5800.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution
The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by us relating to the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee	$—	*
Legal fees and expenses	$10,000.00
Accounting fees and expenses	$15,000.00
Miscellaneous	$5,000.00
Total	$30,000.00

*	Previously paid. See "Explanatory Note" following the cover page of this Post-Effective Amendment No. 1 on Form S-3 to the Registration Statement on Form S-1.

Item 15.	Indemnification of Directors and Officers
Our amended and restated certificate of incorporation, referred to herein as the “certificate of incorporation,” provides that a director of our company shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the “DGCL”), or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of our company will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Our amended and restated by-laws, referred to herein as the “by-laws,” provide for the same indemnification for directors and officers of our company.
Our amended and restated certificate of incorporation also provides that all directors, officers, employees and agents of our company shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the DGCL. Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is a party or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.
Our by-laws provide that we will indemnify any of our directors and officers who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of our company, referred to herein as a “Third Party Proceeding,” by reason of the fact that he or she was or is a director or officer, employee or agent of ours, acting solely in such capacity, or a person serving at our request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, committee or other enterprise, each referred to herein as an “Authorized Representative,” against his or her expenses and liabilities (including attorneys' fees), actually and reasonably incurred by him or her in connection with the Third Party Proceeding if he or she acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, our best interests and, with respect to any Third Party Proceeding involving potential criminal liability, referred to herein as a “Criminal Third Party Proceeding,” had no reasonable cause to believe that his or her conduct was unlawful. The termination of any Third Party Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, our best interests or, with respect to any Criminal Third Party Proceeding, had reasonable cause to believe that his or her conduct was unlawful.
Our by-laws provide that we will indemnify any director or officer of ours who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by us to produce a judgment in favor of our shareholders, or any threatened, pending or completed action or suit in the right of our company by our stockholders to procure a judgment in our favor, referred to herein as a “Derivative Action,” by reason of the fact that the director or officer was or is an Authorized Representative of ours, against his or her expenses (including attorneys' fees) actually and reasonably incurred by the director or officer in the action if he or she acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, our best interests; except that no indemnification will be made in respect of any claim, issue or matter as to which he or she has been adjudged to be liable for negligence or misconduct in the performance of his or her duty to us unless and only to the extent that the court of common pleas, or other similarly constituted state court, located in the county where our registered office is located or the court in which such Derivative Action is or was pending, determines upon application that, despite the adjudication of liability but in view of all circumstances of the case, he or she is fairly and reasonably entitled to indemnification for expenses which the court deems proper.
An Authorized Representative of our company (other than a director or officer of ours) may be indemnified by us or have his or her expenses advanced in accordance with the procedures described below. To the extent that an Authorized Representative of ours has been successful on the merits or otherwise in defense of any Third Party Proceeding or Derivative Action or in defense of any claim, issue or matter therein, the Authorized Representative will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.
Indemnification under the provisions of our by-laws described above (unless ordered by a court) will be made by us only as authorized in the specific case upon a determination that the indemnification of the Authorized Representative is required or proper in the circumstances because he or she has met the applicable standard of conduct set forth above or has been successful on the merits or as otherwise in defense of any Third Party Proceeding or Derivative Action and that the amount requested has been actually and reasonably incurred. Such determination shall be made:
(a)    by our board of directors or a committee thereof, acting by a majority vote of a quorum consisting of our directors who are not parties to a Third Party Proceeding or Derivative Action, referred to herein as “Disinterested Directors”; or
(b)     if a quorum is not obtainable or, even if obtainable, a majority vote of a quorum of Disinterested Directors so directs, by independent legal counsel in a written opinion; or
(c)     by our stockholders.
Our certificate of incorporation and by-laws provide that expenses incurred in defending a Third Party Proceeding or Derivative Action will be paid on behalf of a director or officer, and may be paid on behalf of any other Authorized Representative under our by-laws, by us in advance of the final disposition of the action as authorized in the manner provided above upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us as authorized by our certificate of incorporation or by-laws. The financial ability of any Authorized Representative to make repayment will not be a prerequisite to the making of an advance. Such expenses incurred by other employees and agents may be paid upon such terms and conditions, if any, as our board of directors deems appropriate.
Our certificate of incorporation provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us as authorized by the certificate of incorporation.
The indemnification provided by our by-laws is not deemed to be exclusive of any other right to which a person seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or Disinterested Directors, or otherwise, both as to action taken in another capacity while holding his or her office or position, and will continue as to a person who has ceased to be an Authorized Representative of ours and will inure to the benefit of his or her heirs and personal representatives.
Our by-laws provide that we may purchase and maintain insurance on behalf of any person who is or was an Authorized Representative against any expenses and liabilities asserted against him or her and incurred by him or her in any such capacity, whether or not we would have the power to indemnify him or her against such expenses and liabilities under the provisions of our by-laws.
Our board of directors is expected to approve a form of Indemnification Agreement (the “Indemnification Agreement”) to be entered into between us and our directors and officers. We may from time to time enter into additional indemnification agreements with future directors and officers of ours or other key personnel.
Each of the Indemnification Agreements is expected to provide, among other things, that we will, to the extent permitted by applicable law, indemnify and hold harmless each indemnitee if, by reason of such indemnitee's status as a director or officer of ours, such indemnitee was, is or is threatened to be made a party or a participant (as a witness or otherwise) in any threatened, pending or completed proceeding, whether of a civil, criminal, administrative or investigative nature, against all losses, judgments, fines, penalties and amounts paid in settlement (if such settlement is approved in writing in advance by us)

and incurred by such indemnitee in connection with such proceeding. In addition, each of the Indemnification Agreements is expected to provide for the advancement of expenses incurred by the indemnitee in connection with any proceeding covered by the agreement, subject to certain exceptions. None of the Indemnification Agreements is expected to preclude any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled, including but not limited to, any rights arising under our governance documents, or any other agreement, any vote of our stockholders or any applicable law.

Item 16.	Exhibits and Financial Statement Schedules
The exhibits to this registration statement are listed in the Exhibit Index on page II-6 hereof, which is incorporated by reference in this Item 16.

Item 17.	Undertakings
(a)     The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)     That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 26, 2011.

HUGHES TELEMATICS, INC.

By:	/s/ JEFFREY A. LEDDY
Name: Title:	Jeffrey A. Leddy Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE

/s/ JEFFREY A. LEDDY	Chief Executive Officer and Director (Principal Executive Officer)	October 26, 2011
Jeffrey A. Leddy

/s/ CRAIG J. KAUFMANN	Senior Vice President Finance and Treasurer (Principal Financial and Accounting Officer)	October 26, 2011
Craig J. Kaufmann

*	Director	October 26, 2011
Andrew D. Africk

*	Director	October 26, 2011
Marc V. Byron

*	Director	October 26, 2011
Andrew P. Hines

*	Director	October 26, 2011
Warren N. Lieberfarb

*	Director	October 26, 2011
Steven Martinez

*	Director	October 26, 2011
Matthew H. Nord

*	Director	October 26, 2011
Aaron J. Stone

*	Director	October 26, 2011
Mark VanStekelenburg

Craig J. Kaufmann has signed this registration statement on behalf of the above named persons specified by an asterisk (*) pursuant to a power of attorney duly executed by such person and previously filed with the SEC.

By:	/s/ CRAIG J. KAUFMANN
Name: Title:	Craig J. Kaufmann Attorney-in-Fact

EXHIBIT INDEX
The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement. The registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading. Additional information about the registrant may be found elsewhere in this registration statement and in the registrant's other public filings, which are available without charge through the SEC's website at http://www.sec.gov.

Exhibit No.	Description
2.1
Second Amended and Restated Merger Agreement, dated March 12, 2009, by and among Polaris Acquisition Corp., HUGHES Telematics, Inc. and Communications Investors, LLC (incorporated by reference from Exhibit 2.1 to the Company's Current Report on Form 8-K filed with the SEC on March 12, 2009)

3.1
Amended and Restated Certificate of Incorporation of HUGHES Telematics, Inc. filed with the Secretary of State of the State of Delaware on March 31, 2009 (incorporated by reference from Exhibit 3.1 to the Company's Registration Statement on Form 8-A filed with the SEC on July 29, 2009 (File No. 000-53743))

3.2	Amended and Restated By-laws of HUGHES Telematics, Inc. (incorporated by reference from Exhibit 3.2 to the Company's Current Report on Form 8-K filed with the SEC on April 6, 2009)

4.1	Specimen Common Stock Certificate (incorporated by reference from Exhibit 4.1 to the Company's Current Report on Form 8-K filed with the SEC on April 6, 2009)

4.2
Shareholders' Agreement, dated as of March 31, 2009, by and among Polaris Acquisition Corp. and each of the persons listed on Schedules I, II and II thereto (incorporated by reference from Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on April 6, 2009)

5.1
Opinion of Robert C. Lewis, Esq., regarding legality of the common stock being registered (incorporated by reference from Exhibit 5.1 to Amendment No. 1 the Company's Registration Statement on Form S-1 filed with the SEC on August 7, 2009 (File No. 333-160787))

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.2	Consent of Robert C. Lewis, Esq. (included in Exhibit 5.1)

24.1 *	Powers of Attorney (previously included on signature page hereto)

* Previously filed.